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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-27029

                                rSTAR CORPORATION

             (Exact name of registrant as specified in its charter)

                         1560 SAWGRASS CORPORATE PARKWAY
                                    SUITE 200
                          SUNRISE, FLORIDA 33323 U.S.A.
                          TELEPHONE NUMBER 954-851-1867
                             FAX NUMBER 954-858-1777
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]       Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(ii) [ ]
             Rule 12g-4(a)(2)(ii)[ ]       Rule 15d-6 [X]
             Rule 12h-3(b)(1)(i) [X]

       Approximate number of holders of record as of the certification or
                               notice date:     1

Pursuant to the requirements of the Securities Exchange Act of 1934, rStar Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 7, 2004                       By:  /s/ ERNESTO LUCIANO
                                                --------------------------
                                                ERNESTO A. LUCIANO
                                                Managing Attorney & Assistant
                                                Secretary